SUPPLEMENTAL DEED dated    10 July    2019
Execution Version
3836935 vl    1
PARTIES
REYNOLDS GROUP HOLDINGS LIMITED ("Holdings")
CLOSURE SOLUTIONS HOLDINGS LIMITED ("New Chargor")
IN FAVOUR OF WILMINGTON TRUST (LONDON) LIMITED ("Collateral Agent")
INTRODUCTION

A.
Certain Subsidiaries of Holdings are parties to a general security deed dated 29 September 2017, as amended from time to time, ("NZ General Security") under or pursuant to which the Subsidiaries have given security and other undertakings for the benefit of the Collateral Agent and other Secured Parties (as defined therein).

B.	The New Chargor is a Subsidiary of Holdings.

C.
At the request of Holdings, the New Chargor wishes to execute this deed (being a deed supplemental to the NZ General Security and in or to the effect of the form prescribed in schedule 2 to the NZ General Security) in order to become a Chargor as required by the NZ General Security.

D.
The directors of the New Chargor have resolved that it is in the New Chargor's interest that the New Chargor provides the security and the other undertakings to the Secured Parties in terms of the NZ General Security and that this deed be accordingly executed by the New Chargor.

COVENANTS

1.
Definitions: To the extent to which the same are applicable the definitions, references and provisions contained in section 1 of the NZ General Security shall apply to and be incorporated in this deed.

2.
Acknowledgement: The New Chargor acknowledges that credit or other financial accommodation has been and will hereafter be provided to one or more of the Chargors on the condition and in part consideration that the New Chargor will give, or has given, to the Secured Parties the covenants contained in this deed and the NZ General Security.

3.
Charging clause: As security for the payment or delivery of the Secured Liabilities and the performance and observance by the New Chargor of all of its obligations to the Collateral Agent at any time, the New Chargor:

(a)    grants a security interest in all of its Personal Property to the Collateral Agent;

(b)	charges all of its Other Property in favour of the Collateral Agent; and

(c)	agrees, subject to the Agreed Security Principles, to mortgage all of its present and future interests in any land to the Collateral Agent.
This security interest and charge will be treated for the purposes of the NZ General Security as having been created pursuant to clause 2 of the NZ General Security.

4.
Implied provisions: Pursuant to section 14 of the PLA of New Zealand it is hereby declared that there shall be deemed to be incorporated in this deed all the covenants, representations, warranties and provisions of the NZ General Security in the same manner and to the same extent as if the said covenants, representations, warranties and other provisions had been set out in full in this deed (with all necessary modifications) and made applicable to the New Chargor as though it were a Chargor and the New Chargor accordingly covenants and agrees, jointly and severally, with each other Chargor, to perform, observe and be bound by the said covenants, representations, warranties and other provisions.

5.	Governing law: This deed shall be governed by, and construed in accordance with, the laws of New Zealand.
EXECUTION AS A DEED

Executed on behalf of REYNOLDS GROUP
HOLDINGS LIMITED by its authorized
Signatory:                    //s// Helen Golding
Signature of authorized signatory

Helen Golding
Name of authorized signatory

//s// Jennie Blizzard
Signature of witness

Jennie Blizzard
Name of witness

Lawyer
Occupation

Sydney
City/town of residence

Executed on behalf of CLOSURE
SOLUTIONS HOLDINGS LIMITED by its
authorized Signatory:                //s// Helen Golding
Signature of authorized signatory

Helen Golding
Name of authorized signatory

//s// Jennie Blizzard
Signature of witness

Jennie Blizzard
Name of witness

Lawyer
Occupation

Sydney
City/town of residence